Exhibit 99.1
NEWS RELEASE
RAMBUS FILES COMPLAINT WITH INTERNATIONAL TRADE COMMISSION
Seeks investigation of NVIDIA products
LOS ALTOS, Calif. — November 6, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced it has filed a complaint with the U.S. International Trade Commission (ITC) requesting the commencement of an investigation pertaining to NVIDIA products. The complaint seeks an exclusion order barring the importation, sale for importation, or sale after importation of products that infringe nine Rambus patents from the Ware and Barth families of patents. The accused products include NVIDIA products that incorporate DDR, DDR2, DDR3, LPDDR, GDDR, GDDR2, and GDDR3 memory controllers, including graphics processors, and media and communications processors.
The complaint names NVIDIA as a proposed respondent, as well as companies whose products incorporate accused NVIDIA products and are imported into the United States. These respondents include: Asustek Computer Inc. and Asus Computer International, BFG Technologies, Biostar Microtech and Biostar Microtech International Corp., Diablotek Inc., EVGA Corp., G.B.T. Inc. and Giga-Byte Technology Co., Hewlett-Packard, MSI Computer Corp. and Micro-Star International Co., Palit Multimedia Inc. and Palit Microsystems Ltd., Pine Technology Holdings, and Sparkle Computer Co.
“We believe this action is necessary given NVIDIA’s continued willful infringement of our patents,” said Tom Lavelle, senior vice president and general counsel at Rambus. “Rambus engineers and scientists have made tremendous contributions to the industry, and we need to protect our patented inventions on behalf of our shareholders and in fairness to our paying licensees.”
The ITC is expected to decide whether to initiate an investigation under this complaint within 30 days. In a separate action, Rambus filed a patent infringement suit against NVIDIA in July 2008. Additional information is available at http://investor.rambus.com in the Litigation Update section.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ innovations and solutions enable unprecedented performance in computing, communications, and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as a range of leadership and industry-standard memory solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ complaint with the ITC regarding the NVIDIA products and related matters. There is no assurance of any result from the ITC with respect to Rambus’ complaint regarding the NVIDIA products. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com